Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	)	Chapter 11
)
HERCULES OFFSHORE, INC., et al.,	)	Case No. 16-11385 (KJC)
)
Debtors.[1]	) )	(Jointly Administered)
)

ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT FOR,

AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:2

a.	distributed, on or about May 31, 2016 (i) the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 18] (the “Initial Plan”), (ii) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan [Docket No. 19] (the “Disclosure Statement”), and (iii) appropriate ballots for voting on the Initial Plan to holders of Claims entitled to vote on the Plan, namely holders of Class 3 First Lien Claims, and holders of Class 7 HERO Common Stock, in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”);

b.	commenced, on June 5, 2016 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	filed,[3] on June 6, 2016, the Initial Plan and the Disclosure Statement;

[1]	The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: Cliffs Drilling Company (8934); Cliffs Drilling Trinidad L.L.C. (5205); FDT LLC (7581); FDT Holdings LLC (4277); Hercules Drilling Company, LLC (2771); Hercules Offshore, Inc. (2838); Hercules Offshore Services LLC (1670); Hercules Offshore Liftboat Company LLC (5303); HERO Holdings, Inc. (5475); SD Drilling LLC (8190); THE Offshore Drilling Company (4465); THE Onshore Drilling Company (1072); TODCO Americas Inc. (0289); and TODCO International Inc. (0326). The Debtors’ corporate headquarters are located at, and the mailing address for each Debtor is, 9 Greenway Plaza, Suite 2200, Houston, TX 77046.
[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan (as defined herein), the Disclosure Statement (as defined herein), or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article 1.B of the Plan apply.
[3]	Unless otherwise indicated, use of the term “filed” herein refers also to the service of the applicable document filed on the docket in the Chapter 11 Cases, as applicable.

d.	filed, on June 6, 2016, the Motion of Hercules Offshore, Inc., et al., for Entry of an Order (A) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (B) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (C) Approving the Solicitation Procedures, and (D) Approving the Confirmation Hearing Notice [Docket No. 16] (the “Scheduling and Solicitation Procedures Motion”);

e.	filed, on June 6, 2016, the Declaration of Troy L. Carson in Support of First Day Motions [Docket No. 3] (the “First Day Declaration”), detailing the facts and circumstances giving rise to the need for commencement of the Chapter 11 Cases and relief being sought in the First Day Motions;

f.	filed, on June 6, 2016, the Preliminary Declaration of Christina Pullo of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 20], which detailed the preliminary result of the Initial Plan voting process (the “Preliminary Voting Report”);

g.	filed, on June 6, 2016, the Affidavit of Service of Solicitation Materials [Docket No. 52];

h.	served, on or about June 16, 2016, the Notice of (A) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (B) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (C) Objection Deadlines, and Summary of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 121] (the “Confirmation Hearing Notice”), which contained notice of the commencement of the Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Initial Plan and the Disclosure Statement, on all creditors and equity holders of the Debtors;

i.	published, on June 21, 2016, in The Wall Street Journal (National Edition), as evidenced by the Affidavit of Publication [Docket No. 133] (the “First Publication Affidavit”), the Confirmation Hearing Notice, consistent with the order granting the Scheduling and Solicitation Procedures Motion [Docket No. 51] (the “Scheduling and Solicitation Procedures Order”);

j.	filed, on June 20, 2016, the Affidavit of Service of the Confirmation Hearing Notice [Docket No. 106] (the “Confirmation Hearing Affidavit of Service”);

k.	filed, on June 24, 2016, the Affidavit of Publication of the Confirmation Hearing Notice [Docket No. 133] (the “Confirmation Hearing Affidavit of Publication” and, together with the Confirmation Hearing Affidavit of Service, the “Confirmation Hearing Notice Affidavits”);

l.	filed, on June 30, 2016, the Notice of Rescheduled (A) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, (B) Related Objection Deadlines and (C) Voting Deadline for Holders of HERO Common Stock [Docket No. 148] (the “Rescheduled Confirmation Hearing Notice”), which contained notice of the amended date for the Confirmation Hearing, the amended deadline for filing objections to the Initial Plan and the Disclosure Statement, and the amended deadline for holders of HERO Common Stock to vote on the Initial Plan;

m.	published, on July 6, 2016, in The Wall Street Journal (National Edition), as evidenced by the Affidavit of Publication [Docket No. 176], (the “Second Publication Affidavit”), the Rescheduled Hearing Notice, consistent with the order amending the Scheduling and Solicitation Procedures Order [Docket No. 144] (the “Amended Scheduling Order”);

n.	filed, on July 7, 2016, the Affidavit of Service of the Rescheduled Confirmation Hearing Notice [Docket No. 173] (the “Rescheduled Confirmation Hearing Notice Affidavit”);

o.	filed, on July 18, 2016, the Supplemental Declaration of Christina Pullo of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 225], which detailed the final results of the Initial Plan voting process (the “Final Voting Report” and, together with the Preliminary Voting Report, the “Voting Reports”);

p.	filed, on July 22, 2016 the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 240] (as modified, amended, or supplemented from time to time, the “Initial Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”, except to the extent that the Initial Plan Supplement has been modified by the Amended Plan Supplement (as defined below));

q.	filed, on July 22, 2016, the Notice of Debtors Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 241] (the “Assumption Notice”);

r.	filed, on July 27, 2016, the Affidavit of Service of the Assumption Notice [Docket No. 249] (the “Assumption Notice Affidavit”);

s.	filed, on July 28, 2016, the Supplemental Notice of Debtors Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 261] (the “Supplemental Assumption Notice”);

t.	filed, on August 2, 2016, the Amended Affidavit of Service of the Supplemental Assumption Notice [Docket No. 279] (the “Supplemental Assumption Notice Affidavit”);

u.	filed, on August 4, 2016, the Notice of Rescheduled (A) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, (B) Related Objection Deadlines and (C) Voting Deadline for Holders of HERO Common Stock [Docket No. 299] (the “Second Rescheduled Confirmation Hearing Notice”), which contained notice of the amended date for the Confirmation hearing;

v.	filed, on August 5, 2016, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket Nos. 301, 308] (the “Confirmation Brief”) and the Declaration of Troy L. Carson in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 302] (the “Carson Declaration” and, together with the First Day Declaration, the “Declarations”);

w.	filed, on August 9, 2016, the Affidavit of Service of the Second Rescheduled Confirmation Hearing Notice [Docket No. 314] (the “Second Rescheduled Confirmation Hearing Notice Affidavit”);

x.	filed, on August 9, 2016, the Second Supplemental Notice of Debtors Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 360] (the “Second Supplemental Assumption Notice”);

y.	filed, on September 13, 2016, the Affidavit of Service of the Second Supplemental Assumption Notice [Docket No. 360] (the “Second Supplemental Assumption Notice Affidavit”);

z.	filed, on September 15, 2016, the Debtors’ Joint Prepackaged Chapter 11 Plan (Incorporating Mediation Settlement) [Docket No. 369] (the “First Modified Plan”);

aa.	filed, on September 15, 2016, the Notice of Filing of Updated Recovery Analysis [Docket No. 371] (the “Updated Recovery Analysis”);

bb.	filed, on September 19, 2016, the Affidavit of Service of the First Modified Plan and the Updated Recovery Analysis [Docket No. 376] (the “First Modified Plan Affidavit”);

cc.	filed, on October 18, 2016, the Debtors’ Modified Joint Prepackaged Chapter 11 Plan (Incorporating Mediation Settlement) [Docket No. 436] (the “Plan”);

dd.	filed, on October 18, 2016, the First Amended Plan Supplement for the Debtors’ First Modified Joint Prepackaged Chapter 11 Plan [Docket No. 438] (the “Amended Plan Supplement” and, together with the Initial Plan Supplement, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

ee.	filed, on October 18, 2016, the Statement of Stipulated Facts [Docket No. 431] (the “Statement of Stipulated Facts”) and the Debtors’ Post-Trial Memorandum of Law [Docket No. 434] (the “Post-Trial Brief”);

ff.	filed, on October 21, 2016, the Affidavit of Service of the Plan and the Amended Plan Supplement [Docket No. 444] (the “Plan Affidavit”);

gg.	filed, on November 4, 2016, the Third Supplemental Notice of Debtors’ Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases and of Proposed Cure Claims [Docket No. 477] (the “Third Supplemental Assumption Notice” and, together with the Assumption Notice, the Supplemental Assumption Notice and the Second Supplemental Assumption Notice, the “Assumption Notices”);

hh.	filed, on November 7, 2016, the Affidavit of Service of the Third Supplemental Assumption Notice [Docket No. 479] (together with the Confirmation Hearing Notice Affidavit, the First Publication Affidavit, the Rescheduled Confirmation Hearing Notice Affidavit and the Second Publication Affidavit, the Assumption Notice Affidavit, the Supplemental Assumption Notice Affidavit, the Second Supplemental Assumption Notice Affidavit and the Plan Affidavit, the “Affidavits”); and

ii.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108.

The Court having:

a.	entered, on June 15, 2016, the Scheduling and Solicitation Procedures Order [Docket No. 101], by which the Court also approved (1) the procedures used by the Debtors for soliciting and tabulating votes on the Initial Plan, and (2) the ballots.

b.	entered, on June 29, 2016, the Amended Scheduling Order [Docket No. 144], by which the Court amended certain deadlines in connection with the Confirmation Hearing and voting on the Initial Plan;

c.	set September 22, 2016 at 10:00 A.M. (prevailing Eastern Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and Bankruptcy Code sections 1126, 1128, and 1129, as set forth in the Amended Scheduling Order;

d.

reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Assumption Notices, the Confirmation Brief, the Declarations, the Stipulated Facts, the Post-Trial Brief, the Voting Reports, the Confirmation Hearing Notice,

the Rescheduled Confirmation Hearing Notice, the Second Rescheduled Confirmation Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements, and reservations of rights;

e.	held the Confirmation Hearing;

f.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

g.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation;

h.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases; and

i.	entered its Opinion on Confirmation [Docket No. 465] (the “Opinion”).

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing, the Plan and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation, and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, and the Court having entered the Opinion ruling that the Plan satisfies the requirements for Confirmation, the Court makes and issues the findings of fact and conclusions of law set forth in the Opinion and herein, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A. Findings and Conclusions.

1. The findings and conclusions set forth herein, in the record of the Confirmation Hearing and in the Opinion constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. For the avoidance of doubt, the findings of fact and conclusions of law contained in the Opinion are incorporated herein in their entirety by reference. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. Jurisdiction, Venue, and Core Proceeding.

2. The Court has jurisdiction over the Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Consideration of approval of the Disclosure Statement, including associated Solicitation Procedures (as defined below), and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code.

C. Eligibility for Relief.

3. The Debtors have been and remain entities eligible for relief under Bankruptcy Code section 109 and the Debtors are proper proponents of the Plan under Bankruptcy Code section 1121(a).

D. Commencement and Joint Administration of the Chapter 11 Cases.

4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [Docket No. 64], the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108. No trustee or examiner has been appointed in the Chapter 11 Cases. On June 20, 2016, the United States Trustee for Region 3 (the “U.S. Trustee”) appointed the official committee of equity security holders (the “Equity Committee”) pursuant to Bankruptcy Code section 1102 [Docket No. 109]. No request for appointment of a trustee or examiner has been made in the Chapter 11 Cases.

E. Judicial Notice.

5. The Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, or admitted at the hearings held before the Court during the pendency of the Chapter 11 Cases.

F. Objections.

6. The following objections to the Initial Plan, the First Modified Plan, the Plan or the Disclosure Statement were filed (i) the objection of the Equity Committee, dated July 27, 2016 [Docket No. 251], (ii) the objection of the U.S. Trustee, dated July 27, 2016 [Docket No. 246], (iii) the objection of Axon Pressure Products, Inc. (f/k/a Church Energy Services, Ltd.), Axon EP, Inc. and Axon Energy Products AS, dated July 27, 2016 [Docket No. 245], (iv) the objection of the Securities and Exchange Commission, dated July 28, 2016 [Docket No. 259], (v) the objection of the United States, on behalf of the Internal Revenue Service, dated July 28, 2016 [Docket No. 260], (vi) the objection of the United States, on behalf of the Department of Health and Human Services and the Coast Guard, an agency of the Department of Homeland Security, dated July 29, 2016 [Docket No. 266], (vii) the objection of Arena Offshore, LP, dated July 27, 2016 [Docket No. 248], (viii) the objection of Cypress-Fairbanks Independent School District, Fort Bend County and Harris County, dated July 27, 2016 [Docket No. 244] and (ix) the objection of the Fort Bend Independent School District, dated July 27, 2016 [Docket No. 247]. All parties have had a full and fair opportunity to litigate all issues raised, or which might have been raised, by solicitation or confirmation of the Plan. Any resolutions of objections explained on the record at the Confirmation Hearing are incorporated herein by reference. All unresolved objections, statements, and reservations of rights, if any, related to the Disclosure Statement, the Initial Plan, the First Modified Plan, the Plan or Confirmation are OVERRULED on the merits, in all respects, with prejudice for the reasons set forth in the Opinion and this Confirmation Order. All withdrawn objections, if any, are deemed withdrawn with prejudice.

G. Burden of Proof—Confirmation of the Plan.

7. The Debtors, as proponents of the Plan, have met their burden of proving all applicable elements of Bankruptcy Code sections 1129(a) and 1129(b) by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, establishing the predicate for the findings set forth herein.

H. Notice.

8. As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Initial Plan, the First Modified Plan, the Plan, and the Confirmation Hearing, together with all deadlines for voting to accept or reject the Initial Plan as well as objecting to the Disclosure Statement, the Initial Plan, the First Modified Plan, the Plan, the proposed rejection of Executory Contracts and Unexpired Leases, and the proposed assumption of Executory Contracts or Unexpired Leases and the associated proposed Cure Claims, has been provided to: (a) the Office of the United States Trustee for the District of Delaware; (b) the holders of the 35 largest unsecured claims against the Debtors (on a consolidated basis); (c) Kirkland & Ellis LLP, as lead counsel, and Klehr Harrison Harvey Branzburg LLP, as Delaware counsel, to the Ad Hoc Group; (d) King & Spalding LLP, as counsel to the First Lien Agent; (e) White & Case LLP, as counsel to Luminus Management LLC and Soros Fund Management LLC (and, from and after June 10, 2016, co-lead counsel to the Ad Hoc Group); (f) counsel to the Equity Committee; (g) the United States Environmental Protection Agency; (h) the United States Attorney’s Office for the District of Delaware; (i) the Internal Revenue Service; (j) the office of the attorneys general for the states in which the Debtors operate; (k) the Securities and Exchange Commission; and (l) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (l), collectively, the “Core Notice Parties”). The Rescheduled Confirmation Hearing Notice was mailed to all known holders of Claims and Equity Interests as of the Petition Date and was published in The Wall Street Journal (National Edition) on July 6, 2016 in compliance with Bankruptcy Rule 2002(l). In addition, the Second Rescheduled Confirmation Hearing Notice was mailed to the Core Notice Parties on August 5, 2016. Such notice was adequate and sufficient pursuant to Bankruptcy Code section 1128, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

I. Disclosure Statement.

9. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, (b) “adequate information” (as such term is defined in Bankruptcy Code section 1125(a) and used in Bankruptcy Code section 1126(b)(2)) with respect to the Debtors, the Plan, and the transactions contemplated therein, (c) specific descriptions of releases and injunctions related thereto in accordance with Bankruptcy Rule 3016(c), and (d) is approved in all respects. The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b).

J. Ballots.

10. The Classes of Claims and Equity Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) is set forth below:

Class	Designation
3	First Lien Claims
7	HERO Common Stock

11. As set forth and approved in the Scheduling and Solicitation Procedures Order, the ballots the Debtors used to solicit votes to accept or reject the Initial Plan from holders in the Voting Class adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for holders in the Voting Class to vote to accept or reject the Initial Plan. No other further ballots were required to solicit votes to accept or reject the Initial Plan, the First Modified Plan or the Plan.

K. Solicitation.

12. As described in the Voting Reports and the Opinion, the solicitation of votes on the Initial Plan, the First Modified Plan, and the Plan complied with (i) the solicitation procedures set forth in the Scheduling and Solicitation Procedures Motion and approved in the Scheduling and Solicitation Procedures Order (the “Solicitation Procedures”), and (ii) the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act and was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, as applicable.

13. As described in the Voting Reports, the Declarations and the Affidavits, as applicable, prior to the Petition Date, the Initial Plan, the Disclosure Statement, and the ballots (collectively, the “Solicitation Packages”), and, following the Petition Date, the First Modified Plan, the Plan, the Confirmation Hearing Notice and the Rescheduled Hearing Notice, were transmitted and served in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling and Solicitation Procedures Order, the Amended Scheduling Order and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages, the First Modified Plan, the Plan, the Confirmation Hearing Notice, and the Rescheduled Hearing Notice were timely, adequate, and sufficient. No further notice is or was required.

14. As set forth in the Voting Reports, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Equity Interests as of May 23, 2016 (the date specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Date were reasonable and sufficient.

15. The period during which the Debtors solicited acceptances or rejections to the Initial Plan was a reasonable and sufficient period of time for holders in the Voting Classes to make an informed decision to accept or reject the Initial Plan.

16. Under Bankruptcy Code section 1126(f), the Debtors were not required to solicit votes from the holders of Claims in the Unimpaired Classes (defined below), each of which is conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the holders of Equity Interests in Class 8 (Other Equity Interests), who are deemed to have rejected the Plan (the “Deemed Rejecting Class”).

L. Voting.

17. As evidenced by the Voting Reports, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement, and any applicable non-bankruptcy law, rule, or regulation.

M. Plan Supplement.

18. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is required. Through the Assumption Notices, the Schedule of Assumed Executory Contracts and Unexpired Leases was served on the applicable contract counterparties. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement as well as the documents set forth therein (including the Schedule of Assumed Executory Contracts and Unexpired Leases) before the Effective Date and any such alterations, amendments, updates or modifications shall be deemed incorporated into the Plan. The Debtors timely filed and served the Plan Supplement on the Core Notice Parties and served the Schedule of Assumed Executory Contracts and Unexpired Leases (through the Assumption Notices) on the relevant contract counterparties, providing them with due, adequate and sufficient notice of—and ample time to review—the Plan Supplement prior to the Confirmation Hearing.

N. Notice of Plan Modifications.

19. Adequate and sufficient notice of the modifications to the Initial Plan and the First Modified Plan has been given, and no other or further notice, or resolicitation of votes on the Initial Plan or the First Modified Plan with respect thereto, is or shall be required. The Plan satisfied Bankruptcy Code section 1127 and does not require any additional postpetition disclosure or solicitation.

O. Compliance with Bankruptcy Code Requirements—Bankruptcy Code Section 1129(a)(1).

20. The Plan complies with all applicable provisions of the Bankruptcy Code as required by Bankruptcy Code section
1129(a)(1). In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i) Proper Classification— Bankruptcy Code Sections 1122 and 1123(a)(1).

21. The Plan satisfies the requirements of Bankruptcy Code sections 1122(a) and 1123(a)(1). Article III of the Plan provides for the separate classification of Claims and Equity Interests into 8 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Equity Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Equity Interests. The classification of Claims and Equity Interests in the Plan is reasonable and necessary to implement the Plan. Each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class.

(ii) Specified Unimpaired Classes—Bankruptcy Code Section 1123(a)(2).

22. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(2). Article III of the Plan specifies that Claims and Equity Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of Bankruptcy Code section 1124:

Class	Designation
1	Priority Non-Tax Claims
2	Other Secured Claims
4	General Unsecured Claims
5	Intercompany Claims

23. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Fee Claims, Priority Tax Claims and fees due and owing to the U.S. Trustee will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii) Specified Treatment of Impaired Classes—Bankruptcy Code Section 1123(a)(3).

24. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(3). Article III of the Plan specifies that Claims and Equity Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of Bankruptcy Code section 1124, and describes the treatment of such Classes:

Class	Designation
3	First Lien Claims
6	Intercompany Interests
7	HERO Common Stock
8	Other Equity Interests

(iv) No Discrimination—Bankruptcy Code Section 1123(a)(4).

25. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(4). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, as the case may be.

(v) Adequate Means for Plan Implementation—Bankruptcy Code Section 1123(a)(5).

26. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(5). The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, among other things, regarding: (a) the establishment and governance of the Wind Down Entity; (b) the vesting of the Post-Effective Date Assets in the Wind Down Entity; (c) the funding of the Wind Down Entity; (d) the establishment of the Disputed Claims Reserve and the Allowed Claims Reserve; (e) the preservation of Causes of Action not expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order; (f) the cancellation of certain indebtedness, agreements, and existing securities; (g) the substantive consolidation of the Debtors’ Estates for Plan purposes only; and (h) the indemnification of directors, officers, and employees.

(vi) Voting Power of Equity Securities—Bankruptcy Code Section 1123(a)(6).

27. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(6). The Plan does not contemplate the offer or issuance of any interests or other instruments that would constitute “securities” under applicable U.S. securities law, and the charter of each Debtor will, after the Effective Date, no longer be valid and existing.

(vii) Directors and Officers—Bankruptcy Code Section 1123(a)(7).

28. The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(7). Article V.B.5 of the Plan, the Restructuring Support Agreement and the Wind Down Entity Agreement contain provisions regarding the manner of selection of the members of the Wind Down Entity Board. In addition, the members of the Wind Down Entity Board and the identity of the Wind Down Representative are identified in Exhibits B and C, respectively, to the Plan Supplement, which may be modified and/or supplemented prior to the Effective Date. The selection of the Wind Down Entity Board and the Wind Down Representative is consistent with the interests of all holders of Claims and Equity Interests and public policy.

(viii) Impairment/Unimpairment of Classes—Bankruptcy Code Section 1123(b)(1).

29. The Plan is consistent with Bankruptcy Code section 1123(b)(1). Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Equity Interests.

(ix) Assumption—Bankruptcy Code Section 1123(b)(2).

30. The Plan is consistent with Bankruptcy Code section 1123(b)(2). Article VIII of the Plan provides for the assumption, assumption and assignment or rejection of the Debtors’ Executory Contracts and Unexpired Leases not previously assumed, assumed and assigned, or rejected during the Chapter 11 Cases pursuant to Bankruptcy Code section 365.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Bankruptcy Code Section 1123(b)(3).

31. The Plan is consistent with Bankruptcy Code section 1123(b)(3). In accordance with Bankruptcy Code section 363 and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan and for the reasons set forth in the Opinion, the provisions of the Plan constitute a good-faith compromise of all Claims, Equity Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Equity Interest, or any distribution to be made on account of such Allowed Claim or Equity Interest. The compromise and settlement of such Claims and Equity Interests embodied in the Plan is in the best interests of the Debtors, the Estates, and all holders of Claims and Equity Interests, and are fair, equitable, and reasonable.

32. Article V.D of the Plan describes certain releases granted by the Debtors (the “Debtor Releases”). As set forth in the Opinion, the Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases. Such releases constitute a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Equity Interests. Also, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Article V.D of the Plan; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors, the Estates or any person or entity claiming through, on behalf of, or for the benefit of the Debtors or the Estates, asserting any Claim or Cause of Action released by Article V.D of the Plan.

33. Article V.E of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”) of the Released Parties which include, among others, the Debtors, the Wind Down Entity, the Non-Debtor Subsidiaries, the Ad Hoc Group, the Ad Hoc Group Members, the Consenting First Lien Lenders, each of the Consenting First Lien Lenders, the First Lien Agent, the First Lien Lenders, each holder of HERO Common Stock that is also a Consenting First Lien Lender and the parties related to all of the foregoing as more fully set forth in Art. I.A.106. As set forth in the Opinion, the Third-Party Release is consensual with respect to the Releasing Parties. In addition, the Third-Party Release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Equity Interests. Also, the Third-Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third-Party Release; (c) in the best interests of the Debtors and all holders of Claims and Equity Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties, or any person or entity claiming through, on behalf of, or for the benefit of the Releasing Parties, asserting any claim or Cause of Action released pursuant to the Third-Party Release.

34. The exculpation, described in Article V.F of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope.

35. The injunction provision set forth in Article V.G of the Plan (the “Injunction”) is necessary to implement, preserve, and enforce the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

36. Article IV.C of the Plan appropriately provides that the Debtors will convey to the Wind Down Entity all rights to commence, prosecute and settle, as appropriate, any and all Causes of Action, except for Causes of Action that have been expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with Bankruptcy Code section 1123(b), whether arising before or after the Petition Date. The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Equity Interests.

37. The full release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article V.C of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan or this Confirmation Order, is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Equity Interests.

(xi) Additional Plan Provisions—Bankruptcy Code Section 1123(b)(6).

38. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1123(b)(6).

(xii) Cure of Defaults—Bankruptcy Code Section 1123(d).

39. In accordance with Bankruptcy Code section 1123(d), Article VIII.B of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan in accordance with Bankruptcy Code section 365(b)(1). All Cure Claims will be determined in accordance with the underlying agreements and applicable bankruptcy or nonbankruptcy law.

P. Debtor Compliance with the Bankruptcy Code—Bankruptcy Code Section 1129(a)(2).

40. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of Bankruptcy Code section 1129(a)(2). Specifically, each Debtor:

a.	is an eligible debtor under Bankruptcy Code section 109, and a proper proponent of the Plan under Bankruptcy Code section 1121(a);

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including Bankruptcy Code sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling and Solicitation Procedures Order, the Amended Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Initial Plan.

Q. Plan Proposed in Good Faith—Bankruptcy Code Section 1129(a)(3).

41. As set forth in the Opinion, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(3). The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining based on the evidence presented to this Court, including the Declarations, the Plan, the Disclosure Statement and the other motions and pleadings filed and the testimony elicited, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself (including the Plan Supplement), the Restructuring Support Agreement, the process leading to Confirmation, and the transactions to be implemented pursuant to the Plan. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to conduct an orderly wind-down of their operations and to monetize their remaining assets and those of the Non-Debtor Subsidiaries in a controlled manner in order to maximize the value of the Debtors’ Estates and the assets of the Non-Debtor Subsidiaries for the benefit of all of the Debtors’ stakeholders. The Plan is the product of extensive arm’s-length negotiations, in good faith, among the Debtors, the Ad Hoc Group, the Consenting First Lien Lenders and other parties in interest, and is in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests.

R. Payment for Services or Costs and Expenses—Bankruptcy Code Section 1129(a)(4).

42. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, including, but not limited to, Accrued Professional Compensation and, as per the terms of the Cash Collateral Order, all of the fees and expenses of the Ad Hoc Group’s, the First Lien Agent’s, and Luminus Management LLC and Soros Fund Management LLC’s professionals, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, Bankruptcy Code section 1129(a)(4).

S. Directors, Officers, and Insiders—Bankruptcy Code Section 1129(a)(5).

43. The Debtors have satisfied the requirements of Bankruptcy Code section 1129(a)(5). Article IV.B of the Plan, in conjunction with Exhibits B and C to the Plan Supplement, disclose the identity and affiliations of the individuals proposed to serve as members of the Wind Down Entity Board, and the identity and nature of any compensation for the Wind Down Entity Representative. The proposed Wind Down Entity Representative is qualified, and the appointment to such position is consistent with the interests of the holders of Claims and Equity Interests and with public policy.

T. No Rate Changes—Bankruptcy Code Section 1129(a)(6).

44. Bankruptcy Code section 1129(a)(6) is not applicable to the Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U. Best Interest of Creditors—Bankruptcy Code Section 1129(a)(7).

45. As set forth in the Opinion, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(7). The Liquidation Analysis attached to the Disclosure Statement as Exhibit D and the other evidence related thereto in support of the Plan that was proffered or adduced in the Declarations or at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Allowed Claim and Equity Interest in an Impaired Class (i) has accepted the Plan or (ii) will receive or retain at least as much under the Plan on account of such Claim or Equity Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V. Acceptance by Certain Classes—Bankruptcy Code Section 1129(a)(8).

46. Classes 1, 2, 4, and 5 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with Bankruptcy Code section 1126(f). One of the Voting Classes, Class 3, has voted to accept the Plan. The other Voting Class, Class 7, has voted to reject the Plan. Moreover, holders of Other Equity Interests in Class 8 were not solicited and are deemed to have rejected the Plan. Accordingly, although the Plan does not satisfy Bankruptcy Code section 1129(a)(8), based upon the record before this Court, the Plan is confirmable because it satisfies Bankruptcy Code sections 1129(a)(10) and 1129(b).

W.	Treatment of Claims Entitled to Priority Under Bankruptcy Code Section 507(a)—Bankruptcy Code Section 1129(a)(9).

47. The treatment of Administrative Claims, Professional Claims, and Priority Tax Claims under Article II of the Plan, and of Priority Non-Tax Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, Bankruptcy Code section 1129(a)(9).

X. Acceptance by At Least One Impaired Class—Bankruptcy Code Section 1129(a)(10).

48. The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(10). As evidenced by the Voting Reports, holders of Class 3 First Lien Claims voted overwhelmingly to accept the Initial Plan by more than the requisite numbers and amounts of Claims, determined without including any acceptance of the Initial Plan by any insider (as that term is defined in Bankruptcy Code section 101(31)), specified under the Bankruptcy Code.

Y. Feasibility—Bankruptcy Code Section 1129(a)(11).

49. The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(11). As noted in the Opinion, the evidence supporting Confirmation of the Plan proffered or adduced by the Debtors in the Declaration or at, prior to, or in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that the Wind Down Entity will have sufficient funds available to meet its obligations under the Plan. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success.

Z. Payment of Fees—Bankruptcy Code Section 1129(a)(12).

50. The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(12). Article II.D of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

AA. Continuation of Employee Benefits—Bankruptcy Code Section 1129(a)(13).

51. The Debtors do not incur liability for retiree benefits or the payment of retiree benefits subject to Bankruptcy Code sections 1114 or 1129(a)(13). Accordingly, Bankruptcy Code section 1129(a)(13) is inapplicable to the Chapter 11 Cases.

BB. Non-Applicability of Certain Sections—Bankruptcy Code Sections 1129(a)(14), (15), and (16).

52. Bankruptcy Code sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) do not apply to the Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC. “Cram Down” Requirements—Bankruptcy Code Section 1129(b).

53. For the reasons set forth in the Opinion, the Plan satisfies the requirements of Bankruptcy Code section 1129(b). Notwithstanding the fact that Class 7 has voted to reject the Initial Plan, and that Class 8 has been deemed to reject the Plan, the Plan may be confirmed pursuant to Bankruptcy Code section 1129(b)(l). First, all of the requirements of Bankruptcy Code section 1129(a) other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to Classes 6, 7 and 8. The Plan has been proposed in good faith, is reasonable and meets the requirements that no Holder of any Claim or Equity Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Equity Interest and no Holder of a Claim in a Class senior to such Classes is receiving more than 100% on account of its Claim. Third, the Plan is fair and equitable and does not discriminate unfairly with respect to Classes 6, 7 and 8 because similarly situated creditors and holders of Equity Interests will receive substantially similar treatment on account of their Claims and Equity Interests irrespective of Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD. Only One Plan—Bankruptcy Code Section 1129(c).

54. The Plan satisfies the requirements of Bankruptcy Code section 1129(c). The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

EE. Principal Purpose of the Plan—Bankruptcy Code Section 1129(d).

55. The Plan satisfies the requirements of Bankruptcy Code section 1129(d). As evidenced by its terms, the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and there has been no filing by a governmental unit asserting any such attempted avoidance.

FF. Small Business Case—Bankruptcy Code Section 1129(e).

56. The Chapter 11 Case is not a small business case within the meaning of the Bankruptcy Code. Accordingly, Bankruptcy Code section 1129(e) is inapplicable to the Chapter 11 Case.

GG. Good Faith Solicitation—Bankruptcy Code Section 1125(e).

57. Based on the record before the Court, each of (a) the Debtors, (b) the Consenting First Lien Lenders and (c) the Professionals of the Debtors and the legal and financial advisors to the Consenting First Lien Lenders, as applicable, (i) have acted in “good faith” within the meaning of Bankruptcy Code section 1125(e) and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules in connection with their respective activities relating to the solicitation of acceptances to the Plan and any applicable nonbankruptcy law and (ii) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and applicable nonbankruptcy law in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, and are entitled to the protections afforded by Bankruptcy Code section 1125(e).

HH. Satisfaction of Confirmation Requirements

58. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in Bankruptcy Code section 1129.

II. Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

59. Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

JJ. Implementation of Plan.

60. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents and agreements, and any actions required of the Debtors or the Wind Down Entity pursuant to the Plan, are essential elements of the Plan and consummation of each such agreement or the taking of any such action is in the best interests of the Debtors, the Estates, and holders of Claims and Equity Interests. The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and shall, upon completion of such documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

KK. Executory Contracts and Unexpired Leases.

61. Article VIII of the Plan provides, pursuant to Bankruptcy Code sections 365 and 1123(b)(2), for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determination regarding the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases is based on, and within the sound business judgment of, the Debtors, is necessary to the implementation of the Plan, and is in the best interests of the Debtors, the Estates, holders of Claims, and other parties in interest in the Chapter 11 Case. The Debtors have provided notice that they are rejecting all Executory Contracts and Unexpired Leases of the Debtors that are not listed in Schedule of Assumed Executory Contracts and Unexpired Leases, as supplemented from time to time, and that no cure amounts are owed with respect to those Executory Contracts and Unexpired Leases that are being assumed.

LL. Global Settlement Under the Plan.

62. For the reasons set forth in the Opinion, the provisions of the Plan constitute a good-faith compromise and settlement pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123, among the Debtors, the Non-Debtor Subsidiaries and the holders of First Lien Claims of any and all disputes among the parties or any Causes of Action of the Debtors, the Estates or the Non-Debtor Subsidiaries against the holders of First Lien Claims and the consideration therefor shall consist of the receipt by the holders of the First Lien Claims of the releases contemplated by Article V of the Plan in exchange for their agreement to compromise their First Lien Claims as set forth in the Plan (including through the Mediation Settlement, their agreement to the Rejection Shareholder Cash Distribution and the reduction by the First Lien Claim Reduction Amount of Cash to be distribution on account of Allowed First Lien Claims), and, among other things, their enabling holders of Allowed General Unsecured Claims to be paid in full under the Plan, holders of claims against the Non-Debtor Subsidiaries to be paid in full, and holders of HERO Common Stock to receive their Pro Rata share of the Rejection Shareholder Cash Distribution and 100% of the Rejection Wind Down Entity Interests notwithstanding the fact that (x) the Rejection Shareholder Cash Distribution will be distributed to holders of HERO Common Stock prior to any distribution on the Rejection Lender Wind Down Claim and (y) holders of First Lien Claims will not be paid in full as a result of their agreement to reduce the amount of the Rejection Lender Wind Down Claim by the First Lien Claim Reduction Amount, allowing the Debtors to use the First Lien Lenders’ cash collateral, and allowing the Debtors and the Non-Debtors Subsidiaries to continue operating for so long as is necessary to engage in a controlled and unrushed monetization of their assets, ensuring maximum asset recoveries. For the avoidance of doubt, upon Consummation, the Plan shall also constitute a good faith compromise and settlement of the objections to the First Lien Claims set forth in the First Lien Claim Objection and any and all Claims and Causes of Actions addressed in the Standing Motion.

63. For the reasons set forth in the Opinion, the entry of this Confirmation Order constitutes the Court’s approval of each of the compromises and settlements embodied in the Plan (including the Mediation Settlement), and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors, holders of HERO Common Stock and other parties in interest, and are fair, equitable, and within the range of reasonableness. See Myers v. Martin (In re Martin), 91 F.3d 389, 393 (3d Cir. 1996). In the event that, for any reason, the Effective Date does not occur, the Debtors, the Non-Debtor Subsidiaries and the holders of First Lien Claims reserve all of their respective rights with respect to any and all disputes that would have been resolved and settled under the Plan (including in connection with the Mediation Settlement) had the Effective Date occurred.

MM. Releases, Exculpations and Injunctions of Released Parties, Exculpated Parties and Solicitation Parties.

64. For the reasons set forth in the Opinion, the Debtor Releases, the Third-Party Release, the Exculpation, and the Injunction contained in the Plan (collectively, the “Releases”) constitute good-faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for good and valuable consideration and (i) are in the best interests of the Debtors, their Estates and Holders of Claims and Equity Interests; (ii) are fair, equitable, and reasonable; and (iii) are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan and the Restructuring Support Agreement. Each provision of the Releases (i) is within the jurisdiction of the Court under 28 U.S.C. § 1334; (ii) is an essential means of implementing the Plan pursuant to Bankruptcy Code sections 1123(a)(5) and (b); (iii) is an integral element of the settlements and transactions incorporated into the Plan; (iv) confers a material benefit on, and is in the best interests of, the Debtors, their Estates, and Holders of Claims and Equity Interests; (v) is important to the overall objectives of the Plan to finally resolve all Claims and Equity Interests among or against the parties in interest in the Chapter 11 Cases; and (vi) is consistent with Bankruptcy Code sections 105, 1123 and 1129 and all other applicable law.

65. In addition, the Exculpation set forth in Article V.F of the Plan is essential to the Plan. The record in the Chapter 11 Cases fully supports the Exculpation set forth in Article V.F of the Plan, which is appropriately tailored to protect the Exculpated Parties. In light of among other things, the critical nature of the exculpation to the Plan and the substantial contribution of the Exculpated Parties to the Chapter 11 Cases, the Exculpation contained in Article V.F is appropriate.

66. Accordingly, in light of all of the circumstances and for the reasons set forth in the Opinion, the Releases satisfy the applicable standards contained in In re Washington Mutual, Inc., 442 B.R. 314, 346 (Bankr. D. Del. 2011), In re Zenith Electronics Corp., 241 B.R. 92, 110 (Bankr. D. Del. 1999) and In re Exide Technologies, 303 B.R. 48, 71-72 (Bankr. D. Del. 2003).

NN. Disclosure of Facts.

67. The Debtors have disclosed all material facts regarding the Disclosure Statement and the Plan, including (i) the Recovery Analysis, including updates thereto, (ii) the Wind Down Entity Agreement, (iii) the identity of the members of the Wind Down Entity Board and the Wind Down Entity Representative, (iv) the funding of the Wind Down Entity, (v) the establishment of the Disputed Claims Reserve, the Allowed Claims Reserve and the Accrued Professional Compensation Account and (vi) the Liquidation Analysis.

OO. Good Faith.

68. The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to wind down the operations of the Debtors and Non-Debtor Subsidiaries, to monetize the Post-Effective Date Assets, and consummate the other transactions contemplated under the Plan.

PP. The Wind Down Entity Agreement.

69. The terms and conditions of the Wind Down Entity Agreement have been negotiated in good faith, at arm’s length, are fair and reasonable and are approved. The Wind Down Entity Agreement is an essential element of the Plan, and entry into and consummation of the transactions contemplated by the Wind Down Entity Agreement are in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests, and are approved. The Debtors have exercised reasonable business judgment in determining to enter into the Wind Down Entity Agreement and have provided sufficient and adequate notice of the Wind Down Entity Agreement. The Debtors and the Wind Down Entity Representative are authorized, without further notice to, or action, order or approval of, the Court, to execute and deliver all agreements, documents, instruments and certificates relating thereto and to perform their obligations thereunder. The Wind Down Entity Agreement shall, upon execution, be valid, binding and enforceable, and shall not be in conflict with any federal or state law.

RR. Waiver of Stay.

70. Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

ORDER

NOW, THEREFORE, IT IS ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

1. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

2. Disclosure Statement. For the reasons set forth herein and in the Opinion, the Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules and regulations, including the Securities Act, (b) contains “adequate information” (as such term is defined in Bankruptcy Code section 1125(a)(1) and used in Bankruptcy Code section 1126(b)(2)) with respect to the Debtors, the Plan and the transactions contemplated therein and (c) is approved in all respects.

3. Ballots. The ballots, which were approved in all respects pursuant to the Scheduling and Solicitation Procedures Order, are in compliance with Bankruptcy Rule 3018(c) and conform to Official Form B14.

4. Solicitation. The solicitation of votes on the Initial Plan complied with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

5. Notice of the Confirmation Hearing. Notice of the Confirmation Hearing was appropriate and satisfactory and is approved in all respects.

6. Modifications to the Plan. Modifications made to the Initial Plan following the solicitation of votes thereon satisfied the requirements of Bankruptcy Code section 1127 and Bankruptcy Rule 3019, and no further solicitation is required.

7. Deemed Acceptance of the Plan as Modified. In accordance with Bankruptcy Code section 1127 and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Initial Plan or who are conclusively presumed to have accepted the Initial Plan are deemed to have accepted the Plan as modified. No holder of a Claim shall be permitted to change its vote as a consequence of such modifications.

8. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under Bankruptcy Code section 1129. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

9. Objections. All objections, responses to, statements and comments, if any, in opposition to, and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that have not been withdrawn, waived, or settled are overruled in their entirety on the merits. All withdrawn objections, if any, are deemed withdrawn with prejudice.

10. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, the comparable provisions of the Delaware Limited Liability Company Act, other applicable non-bankruptcy law and Bankruptcy Code section 1142(b), no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the transactions contemplated thereby, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including, without limitation: (a) the execution of the Wind Down Entity Agreement, (b) the authorization, issuance, and distribution the Wind Down Entity Interests, (c) the authorization and issuance of the Lender Wind Down Claim and (d) the adoption, or assumption, or assumption and assignment of Executory Contracts or Unexpired Leases, as applicable.

11. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan (including all documents and agreements executed pursuant thereto or in connection therewith, including those contained the Plan Supplement) and this Confirmation Order are immediately effective and enforceable and deemed binding on the Debtors, the Wind Down Entity, and any and all holders of Claims or Equity Interests (regardless of whether such holders of Claims or Equity Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, exculpations and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, any Person making an appearance in the Chapter 11 Cases and any other party in interest in the Chapter 11 Cases. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

12. Substantive Consolidation for Plan Purposes Only. Entry of this Confirmation Order constitutes the approval of the deemed substantive consolidation of the Chapter 11 Cases of the Debtors for purposes of voting on, confirmation of, and distributions under the Plan, effective as of the Effective Date, pursuant to Bankruptcy Code section 105(a). For Plan purposes only, the Debtors shall be deemed merged into HERO, and (a) all assets and liabilities of the Debtors shall be deemed merged into HERO, (b) all guaranties of any Debtor of the payment, performance, or collection of the obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors, and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors, and (e) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the Debtors on and after the Effective Date.

13. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan and for the reasons set forth herein and in the Opinion, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Equity Interests, and controversies resolved under the Plan (including through the Mediation Settlement), and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019. On the Effective Date, all settlements, compromises, releases (including, without limitation, the Releases), waivers, exculpations, and injunctions set forth in the Plan shall be effective and binding on all Persons. The Plan and this Confirmation Order shall have res judicata, collateral estoppel, and estoppel (judicial, equitable, or otherwise) effect with respect to all matters provided for in, or resolved pursuant to, the Plan and/or this Confirmation Order, including, without limitation, the release, injunction, exculpation, discharge, and compromise provisions contained in the Plan and/or this Confirmation Order.

14. Approval of Consents and Authorization to Take Acts Necessary to Implement the Plan. Pursuant to the appropriate provisions of the corporate or business organizations law of the applicable state of organization of each Debtor and Bankruptcy Code section 1142, each of the Debtors is hereby authorized, without further notice to or action, order or approval of the Court or further action by the respective officers, directors, members or stockholders of the Debtors, to take such actions and to perform such acts as may be necessary, desirable or appropriate to comply with, implement or execute the Plan, the documents included in the Plan Supplement and all other documents relating to the Plan, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms. On and after the Effective Date, the Wind Down Entity, the Wind Down Entity Board or the Wind Down Entity Representative, as applicable, are authorized to and may issue, deliver, execute and deliver the agreements, documents and instruments contemplated by the Plan, the documents included in the Plan Supplement and all documents, instruments and agreements related thereto in the name of and on behalf of the Wind Down Entity.

15. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendment or modifications thereto, and any other acts referred to in or contemplated by the Plan, and any documents, instruments or agreements, and any amendments or modifications thereto.

16. Establishment of the Wind Down Entity and Appointment of the Wind Down Entity Representative. The Wind Down Entity shall be established in accordance with the terms of the Plan and become effective for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests and for the purpose of, among other things, (i) monetizing the Post-Effective Date Assets and winding down the remainder of the Debtors’ businesses and operations in a controlled, efficient and value-maximizing (adjusting for risk) manner; (ii) administering the Lender Wind Down Claim, (iii) issuing the Wind Down Entity Interests in accordance with the Plan; (iv) making distributions in accordance with the Plan; (v) overseeing and administering (a) the termination of the Debtors’ qualified 401(k) retirement plans and any related trusts and the distribution of such plans’ assets to participants and for fulfilling statutory and regulatory requirements related to such plans and (b) any statutory and regulatory requirements related to any terminated Debtor employee benefit plans; and (vi) performing such other services as are contemplated by the Plan and the Wind Down Entity Agreement. TJB Management Consulting, LLC is authorized to be and hereby is appointed as the Wind Down Entity Representative. The Wind Down Entity Representative and the Wind Down Entity Board shall thereafter be authorized and appointed to take all actions necessary to operate the Wind Down Entity pursuant to the terms of the Wind Down Entity Agreement. The Wind Down Entity is intended to qualify as a liquidating trust pursuant to Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or any other business, except to the extent reasonably necessary to, and consistent with, the purpose of the Wind Down Entity. The Wind Down Entity shall not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth herein or in the Wind Down Entity Agreement. On the Effective Date, the Debtors shall transfer, without recourse, to the Wind Down Entity all of their right, title and interest in the Post-Effective Date Assets. Upon the transfer by the Debtors of the Post-Effective Date Assets (including the Initial Wind Down

Funding Amount) to the Wind Down Entity, the Debtors will have no reversionary or further interest in or with respect to the Post-Effective Date Assets or the Wind Down Entity. On the Effective Date, all of the Post-Effective Date Assets, as well as the rights and powers of each Debtor in such Post-Effective Date Assets, shall automatically vest in the Wind Down Entity, free and clear of all Claims and Equity Interests for the benefit of the holders of the Lender Wind Down Claim and the Wind Down Entity Interests. The Post-Effective Date Assets may be transferred subject to certain liabilities, as provided in the Plan or the Wind Down Entity Agreement. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, pursuant to Bankruptcy Code section 1146(a).

17. Wind Down Entity Liens and the Lender Wind Down Claim. On the Effective Date, the Wind Down Entity shall have valid, binding, continuing, enforceable, fully-perfected first-lien, first-priority security interests and Liens on the assets of the Entities owned directly and indirectly by the Wind Down Entity, as set forth in the Plan and in the Wind Down Entity Agreement; provided that such Liens and security interests may be subject to certain Liens that were permitted under the First Lien Credit Agreement. With respect to the Lender Wind Down Claim: (a) the Wind Down Entity shall be required to make payments in respect of the Lender Wind Down Claim as set forth in the Plan; (b) the Wind Down Entity shall be required to make distributions to the extent of such Lender Wind Down Claim without reference to a fixed maturity date or the granting of remedies for non-payment (other than the ability to assert a claim against the Wind Down Entity for breach of the organizational and/or trust documents, as applicable, governing the Wind Down Entity); and (c) the Lender Wind Down Claim will be transferable in a manner generally consistent with the transferability of bankruptcy claims (provided that (i) no filings evidencing any such transfer need be filed on the docket of the Chapter 11 Cases and (ii) the Wind Down Entity Representative shall be provided with notice of any such transfer for recordation in the register of the Lender Wind Down Claim).

18. Issuance of the Lender Wind Down Claim. On the Effective Date, the Wind Down Entity shall record the Lender Wind Down Claim for the benefit of the holders of the Lender Wind Down Claim in a register in accordance with the terms of the Wind Down Entity Agreement. From and after the Effective Date, the Wind Down Entity Representative shall record any transfers of the Lender Wind Down Claim in such register, and shall make any distributions on the Lender Wind Down Claim to the entity or entities listed as the beneficial owner(s) of such claims in such register.

19. Disputed Claims Reserve. On the Effective Date, the Wind Down Entity shall establish and maintain the Disputed Claims Reserve in accordance with the terms of the Plan and the order granting the Debtors’ Motion for Entry of an Order Establishing the Amount of the Disputed Claims Reserve.

20. Allowed Claims Reserve. On the Effective Date, the Wind Down Entity shall establish and fund the Allowed Claims Reserve with Cash in an amount equal to the amount of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Priority Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims that are not otherwise paid on or prior to the Effective Date. The Allowed Claims Reserve shall be maintained in trust for holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Priority Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims not otherwise paid on or prior to the Effective Date. Each such Claim shall be paid in full in Cash from funds held in the Allowed Claims Reserve as soon as practicable after the Effective Date. Such Claims shall be paid first from amounts in the Allowed Claims Reserve and then from the assets of the Wind Down Entity only if no funds remain in the Allowed Claims Reserve. When all such Claims have been paid in full, amounts remaining in the Allowed Claims Reserve, if any, shall be returned to the Wind Down Entity and shall be used by the Wind Down Entity Board to (a) first, satisfy the Rejection Shareholder Cash Distribution remaining amount, if any, (b) then, satisfy the remaining amount of the Lender Wind Down Claim, if any, and (c) then, to the holders of the Wind Down Entity Equity Interests in accordance with their respective percentage interests.

21. Cancellation of Existing Agreement, Notes and Equity Interests. On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Restructuring Support Agreement, the First Lien Credit Agreement and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any Claim or Equity Interest or any option, warrant, or right, contractual or otherwise, to acquire an Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to any such Debtors, and the Wind Down Entity shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the First Lien Credit Agreement and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan or assumed by any such Debtors) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) resolving disputes with respect to the allowance of any Claim, (c) allowing the First Lien Agent to make distributions under the Plan as provided herein and therein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such agreement, and (d) allowing the First Lien Agent to seek and receive compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, nothing in this paragraph shall affect the discharge of or result in any obligation, liability, or expense of the Debtors or the Wind Down Entity, or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any additional obligation, expense, or liability of the Debtors or the Wind Down Entity. On and after the Effective Date, all duties and responsibilities of the First Lien Agent under the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement) shall be discharged except to the extent required to effectuate the Plan.

22. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.

23. Disallowance of Claims. Except as otherwise specifically provided for in the Plan or this Confirmation Order or otherwise agreed, any and all proofs of Claim (other than proofs of Claim filed on account of Specified Claims or Rejection Damage Claims) shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

24. Preservation of Causes of Action. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with Bankruptcy Code section 1123(b), the Debtors shall convey to the Wind Down Entity all rights to commence, prosecute or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, which shall vest in the Wind Down Entity pursuant to the terms of the Plan and the Wind Down Entity Agreement. The Wind Down Entity may enforce all rights to commence, prosecute, or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Wind Down Entity’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Wind Down Entity may pursue such Causes of Action and may retain and compensate professionals in the analysis or pursuit of such Causes of Action to the extent the Wind Down Entity deems appropriate, including on a contingency fee basis. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Wind Down Entity will not pursue any and all available Causes of Action against them. The Debtors and the Wind Down Entity expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Wind Down Entity expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The Wind Down Entity reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The Wind Down Entity shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Court.

25. Subordination. Except as expressly provided in the Plan or this Confirmation Order, the allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto. However, the Debtors reserve the right to reclassify any Allowed Claim or Equity Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim or Equity Interest.

26. Release of Liens. Except as otherwise provided herein, in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, and other security interests shall revert to the Wind Down Entity and each of their successors and assigns.

27. Severance and Incentive Plan; Employment Agreements. On the Effective Date, the existing employment agreements for each of the Executives shall be rejected, and each of the Executives shall be granted, in accordance with Bankruptcy Code section 502(b)(7), an Allowed General Unsecured Claim in an amount equal to the amount of the base salary (as of May 26, 2016) and benefits provided by their respective employment agreements, without acceleration, for one year following the Petition Date, plus any unpaid base salary, unpaid benefits and unpaid expense reimbursements due under such employment agreements, without acceleration, as of the Petition Date; provided, however, that (i) the aggregate amount of the portions of all such Allowed General Unsecured Claims of the Executives related to base salary (excluding unpaid base salary) shall not exceed $2.09 million, and (ii) the amount of the portion of each such Allowed General Unsecured Claim of an Executive related to benefits (excluding unpaid benefits) shall not exceed $24,000.

28. Any employment agreement or similar benefits agreement between any executive, contractor or other employee that is not an Executive and any Debtor shall, unless otherwise agreed among the Debtors and the Requisite Consenting Lenders, be rejected immediately prior to the Effective Date of the Plan unless otherwise agreed among such executive, contractor or other employee and the Requisite Consenting Lenders.

29. Claims By or Against Non-Debtor Subsidiaries. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any Claim, Cause of Action, or remedy asserted by any Debtor against any Non-Debtor Subsidiary or any Non-Debtor Subsidiary against any Debtor shall be, as of the Effective Date, reinstated, adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, cancelled, or discharged to the extent determined appropriate by the applicable Debtor or the Wind Down Entity and applicable Non-Debtor Subsidiary, as applicable, subject to the consent of the Requisite Consenting Lenders, which consent shall not be unreasonably withheld. Any such transaction may be effectuated prior to, on or subsequent to the Effective Date without any further action by the Court or by the holders of Wind Down Entity Interests.

30. Assumption or Rejection of Executory Contracts and Unexpired Leases. Except for Executory Contracts and Unexpired Leases specifically designated as assumed on the Schedule of Assumed Executory Contracts and Unexpired Leases, each Executory Contract and Unexpired Lease shall be deemed rejected as of the Effective Date under Bankruptcy Code section 365. This Confirmation Order constitutes an order of the Court approving the assumption or rejection of Executory Contracts and Unexpired Leases pursuant to Bankruptcy Code sections 365 and 1123 as of the Effective Date.

31. The assumption of any Executory Contracts and Unexpired Leases in the Chapter 11 Cases or otherwise through the Confirmation Order (or other order by the Court) may include the assignment of certain of such contracts to the Wind Down Entity or the Non-Debtor Subsidiaries, each of which shall be deemed to have provided adequate assurance of future performance pursuant to section 365(b) of the Bankruptcy Code in accordance with the terms of the Plan and this Confirmation Order.

32. Cure Claims. At the election of the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity, as applicable, any monetary defaults under each Executory Contract and Unexpired Lease to be assumed and assigned under the Plan shall be satisfied pursuant to Bankruptcy Code section 365(b)(1) in one of the following ways:

(i) payment of the Cure Claim in Cash on or as soon as reasonably practicable following the occurrence of (A) thirty (30) days after the determination of the Cure Claim, and (B) the Effective Date or such other date as may be set by the Court; or (ii) on such other terms as agreed to by the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity and the non-Debtor counterparty to such Executory Contract or Unexpired Lease. In the event of a dispute pertaining to assumption or assignment, the Cure Claim payments required by Bankruptcy Code section 365(b)(1) shall be made following the resolution of the dispute in accordance with Article VIII.B of the Plan.

33. Adequate Assurance of Future Performance. Except as otherwise provided in this Confirmation Order, the only adequate assurance of future performance of any executory contract or unexpired lease that is assumed in connection with the Plan shall be the promise of the Wind Down Entity or applicable Non-Debtor Subsidiary to perform all obligations under any executory contract or unexpired lease under the Plan.

34. Rejection Damage Claims. If the rejection or repudiation of an Executory Contract or Unexpired Lease pursuant to the Plan results in a Rejection Damage Claim, then such Rejection Damage Claim shall be forever barred and shall not be enforceable against the Debtors or the Wind Down Entity or their properties, or any of their interests in properties as agent, successor or assign, unless a proof of Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Wind Down Entity, as applicable, within thirty (30) days after the later of (i) service of the Confirmation Order and (ii) service of notice of the effective date of rejection or repudiation of the Executory Contract or Unexpired Lease. The Debtors shall give notice of the bar date established by Article VIII.D of the Plan to the non-Debtor counterparties to the Executory Contracts, including any Existing Benefits Agreements, and Unexpired Leases that are not identified in the Schedule of Assumed Executory Contracts and Unexpired Leases by service of the Plan, this Confirmation Order, or otherwise. Unless otherwise provided herein, the Wind Down Entity shall object to such Rejection Damage Claims by the Claims Objection Deadline.

35. Indemnification. Notwithstanding any other provisions of the Plan or this Confirmation Order, from and after the Effective Date, indemnification obligations owed by the Debtors or the Wind Down Entity to directors, officers, or employees of the Debtors who served or were employed by the Debtors before, on or after the Petition Date, to the extent provided in the articles or certificates of incorporation, by-laws or similar constituent documents, by statute or by written agreement, policies or procedures of the Debtors, will be deemed to be, and treated as though they are, Executory Contracts that are assumed pursuant to the Plan and Bankruptcy Code section 365. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date and the Wind Down Entity shall indemnify all directors, officers or employees of the Wind Down Entity (including the Wind Down Entity Representative) to the same extent as to which the Debtors were obligated to indemnify their directors, officers and employees prior to the Petition Date or during the pendency of these Chapter 11 Cases.

36. Release, Exculpation, and Injunction Provisions. For the reasons set forth herein and in the Opinion, the release, exculpation, injunction, and related provisions set forth in Article V of the Plan, all of which are incorporated herein by reference, are approved and authorized in their entirety, and such provisions are effective and binding on all Persons or Entities to the extent provided herein and therein.

37. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

38. Administrative Claims Bar Date. The holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Court and serve on the Wind Down Entity Representative and its counsel notice of such Administrative Claim within thirty (30) days after service of notice of the Effective Date. Such notice must include at a minimum (i) the name of the Debtor(s) purported to be liable for the Administrative Claim, (ii) the name of the holder of the Administrative Claim, (iii) the amount of the Administrative Claim, and (iv) the basis for the Administrative Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred.

39. Professional Compensation. All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Debtors, counsel to the Debtors, the Wind Down Entity, counsel to the Wind Down Entity, the U.S. Trustee, counsel to the Ad Hoc Group, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, no later than forty-five (45) days after the Effective Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, the Wind Down Entity, or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee

Claims must be filed and served on the Debtors, counsel to the Debtors, the Wind Down Entity, counsel to the Wind Down Entity, counsel to the Ad Hoc Group, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

40. Statutory Fees. Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Wind Down Entity shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for the Wind Down Entity until the entry of a final decree in the Chapter 11 Cases.

41. Accrued Professional Compensation Account. On the Effective Date, the Debtors and/or the Wind Down Entity shall establish the Accrued Professional Compensation Account and shall deposit therein an amount equal to all Accrued Professional Compensation. The Accrued Professional Compensation Account shall be maintained in trust for the Professionals. Each Allowed Fee Claim shall be paid in full in Cash from funds held in the Accrued Professional Compensation Account as soon as practicable after the date on which an applicable Fee Claim becomes an Allowed Fee Claim. When all Allowed Fee Claims have been paid in full, amounts remaining in the Accrued Professional Compensation Account, if any, shall be returned to the Wind Down Entity and shall be used by the Wind Down Entity Board to pay the Lender Wind Down Claim and, if the Lender Wind Down Claim has been paid in full in Cash, to fund the activities of the Wind Down Entity and to make distributions to holders of Wind Down Entity Interests.

42. Fees and Expenses of the Ad Hoc Group, Certain Ad Hoc Group Members and the First Lien Agent. On the Effective Date, as per the terms of the Cash Collateral Order, the Debtors shall pay all unpaid reasonable and documented fees and expenses of Kirkland & Ellis LLP and White & Case LLP, as counsel to the Ad Hoc Group, White & Case LLP, as counsel to Luminus Management LLC and Soros Fund Management LLC, and Klehr, Harrison, Harvey, Branzburg LLP, as local counsel to the Ad Hoc Group, and reasonable and documented fees and expenses of other professionals retained by the Ad Hoc Group that have executed engagement letters with the Debtors, as well as reasonable fees and expenses incurred by the First Lien Agent, including the unpaid reasonable and documented (in summary form) fees and expenses of King & Spalding LLP, as restructuring counsel, White & Case LLP as counsel with respect to the administration of the First Lien Credit Agreement and other Loan Documents (as defined in the First Lien Credit Agreement), special maritime counsel and Bayard, P.A., as local counsel, in each case incurred in connection with the Restructuring.

43. Axon Claims. To the extent any Claims of Axon Pressure Products, Inc., Axon EP Inc. and/or Axon Energy Products AS (collectively “Axon”) against the Debtors or any of the Non-Debtors Subsidiaries, including without limitation, Claims for contribution and indemnity against Hercules Offshore, Inc., Hercules Drilling Company, LLC and/or SD Drilling LLC (collectively “Hercules”) become Allowed Claims, the sole sources of recovery for Axon with respect to such Claims shall be: (1) a $2.0 million claims reserve for Axon; (2) Hercules’s insurance policies, to the extent of the coverage and limits provided in those policies; and (3) recoveries, if any, Hercules obtains from Walter Oil & Gas Corporation (“Walter”) or its insurers based on: (a) any and all indemnity rights, including rights of indemnity for defense, to be held harmless, and for breach of release, but not including any recovery to Hercules from Walter or its insurers for Hercules’s own fees and costs (including, without limitation, fees and expenses of legal advisors); and/or (b) additional insured rights Hercules has against Walter and its insurers arising out of the blowout of the A-3 Well located in South Timbalier Block 220, on the Outer Continental Shelf in the Gulf of Mexico, which claims for recoveries, if any, Hercules undertakes to continue to prosecute in good faith and with due diligence. In addition, notwithstanding the disallowance or expungement of the proofs of Claim filed by Axon following prosecution of the section 502(e)(1)(b) objection filed by Hercules, Axon shall still be entitled to the recoveries, if any, provided in (2) and (3) above in this paragraph. Axon otherwise agrees that the release provisions contained in the Plan shall be binding on Axon.

44. Certain Underwriter’s at Lloyd’s, London. In connection with the assumption of Policy Number B070GA024940c and Policy Number UMRGU024940k (collectively, the “Lloyd’s Policies”), and the assignment of the Lloyd’s Policies to the Wind Down Entity, the Debtors or the Wind Down Entity, as applicable, shall continue to maintain the rigs covered by the Lloyd’s Policies in the same manner and in the same condition as such rigs were maintained by the Debtors prior to the assumption and assignment of the Lloyd’s Policies until such time as the rigs are sold by the Debtors or the Wind Down Entity, as applicable, or the expiry of the policy, whichever is first.

45. Department of Health and Human Services and Coast Guard. Nothing in the Plan, the Confirmation Order or the related Plan documents discharges or releases the Debtors, the Wind Down Entity or any other entity from any debt, obligation, claim, liability or cause of action of the United States Department of Health and Human Services (“HHS”) and the United States Coast Guard (“Coast Guard”) or impairs the ability of HHS and Coast Guard to pursue any debt, obligation, claim, liability or cause of action against any Debtor, the Wind Down

Entity or any non-Debtor. All claims, liabilities, or causes of action of, or to, HHS and Coast Guard shall survive the Chapter 11 Cases as if the cases had not been commenced and be paid and determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced. Without limiting the foregoing, for the avoidance of doubt: (1) HHS and Coast Guard shall not be required to file any claims in the Debtors’ Chapter 11 Cases; (2) nothing shall affect or impair the exercise of HHS and Coast Guard’s police and regulatory powers against the Debtors and/or the Wind Down Entity; and (3) nothing shall affect or impair any Governmental Unit’s rights to assert setoff and recoupment, including contingent or unliquidated rights, against the Debtors and/or the Wind Down Entity.

46. Internal Revenue Service. Notwithstanding any provision to the contrary in the Plan, this Confirmation Order or any implementing Plan documents (collectively, the “Documents”), nothing shall: (i) affect the ability of the Internal Revenue Service (the “IRS”) to pursue any non-Debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any applicable federal laws and regulations; (ii) affect the rights of the United States to assert setoff and recoupment and such rights are expressly preserved and nothing shall affect the rights of the Debtor or the Wind Down Entity to object to any such asserted setoff or recoupment; (iii) discharge any Claim of the IRS or release the Debtors or any other entity from any debt, obligation, Claim, liability or Cause of Action held by the IRS or impair the ability of the IRS to pursue any debt, obligation, Claim, liability or Cause of Action against any Debtor, the Wind Down Entity or Non-Debtor Subsidiary; (iv) require the IRS to file an Administrative Claim in order to receive payment for any liability described in Bankruptcy Code section 503(b)(1)(B) and (C); or (v) subject the IRS to the exclusive jurisdiction of the Court. To the extent the IRS has Allowed Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) that are not paid in full in Cash on the Effective Date, then such Claims shall accrue interest commencing on the Effective Date at the rate and method set forth in 26 U.S.C. §§ 6621 and 6622. All Priority Tax Claims held by the IRS that are Allowed as of the Effective Date shall be paid on the Effective Date. To the extent that a Priority Tax Claim is not Allowed on the Effective Date, such Claim shall be paid within 30 days after the date on which such Claim becomes Allowed. To the extent the IRS has Administrative Claims that are Allowed pursuant to the Plan or Bankruptcy Code section 503, such Administrative Claims shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. To the extent the IRS holds Administrative Claims that are Allowed pursuant to the Plan or Bankruptcy Code section 503 as of the Effective Date, such Administrative Claims shall be paid on the Effective Date. Without limiting the foregoing, nothing in the Documents shall: (a) be construed as a compromise or settlement of any IRS Claim or interest; (b) effect a release, discharge or otherwise preclude any Claim whatsoever against any Debtor or the Wind Down Entity by or on behalf of the IRS relating to any liability arising out of any unfiled prepetition or postpetition tax return or any pending audit or audit which may be performed with respect to any prepetition or postpetition tax return; (c) enjoin the IRS from amending any Claim against any Debtor or the Wind Down Entity with respect to any tax liability arising out of prepetition or postpetition tax periods for which a required return has not been filed or from a pending audit or audit that may be performed with respect to any prepetition or postpetition tax return; (d) subject the IRS to the estimation procedures of Bankruptcy Code section 502(c). To the extent the IRS has any Liens securing its Claims, such Liens shall pass through the Chapter 11 Cases unaffected. The intended tax consequences of the

Plan, including, but not limited to, the classification of the Wind Down Entity as a liquidating trust and any valuation of assets, shall not bind the IRS’ to such classifications or valuations. The Debtors and the Wind Down Entity reserve any and all defenses to Claims asserted by the IRS. Nothing in the Plan or this Confirmation Order shall be deemed to waive, release or limit setoff or recoupment rights, if any.

47. Environmental Protection Agency. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, exculpates, or enjoins any police or regulatory liability to any governmental unit as defined in 11 U.S.C. § 101(27) (a “Governmental Unit”). Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in this Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit. Nothing in this Confirmation Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Confirmation Order or the Plan or to adjudicate any defense asserted under this Confirmation Order or the Plan.

48. Federal Communications Commission. No provision in the Plan or this Confirmation Order relieves any of the Debtors, as licensees (each, a “Licensees”), or the Wind Down Entity from their obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). No transfer of control of a Licensee or transfer of any license or any other federal license or authorization issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control or transfer of license or authorization pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority, including, but not limited to, imposing any regulatory conditions on such transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

49. Texas Taxing Authorities. Notwithstanding anything to the contrary contained within the Plan, any secured ad valorem tax Claims held by Cypress-Fairbanks Independent School District, Fort Bend Independent School District, Fort Bend County and Harris County (collectively, the “Texas Taxing Authorities”) for tax year 2016 shall be paid in the ordinary course of business prior to delinquency. The Texas Taxing Authorities shall retain their statutory liens securing their prepetition ad valorem tax Claims until such time as such Claims are paid in full. In the event the prepetition ad valorem tax Claims are not timely paid in the ordinary course of business, the Texas Taxing Authorities shall be have the right to pursue their state law remedies for collection of all such prepetition ad valorem tax Claims, penalties and interest due pursuant to the Texas Property Tax Code without further notice or order of the Court.

50. Assuranceforeningen SKULD (Gensidig). Notwithstanding the assumption and assignment hereunder by the Debtors of certain certificates of insurance issued by Assuranceforeningen SKULD (Gjensidig) (“SKULD”), nothing in this Confirmation Order or the Plan shall prejudice the rights of SKULD to argue that (i) any certificates of insurance provided by SKULD to the Debtors were not executory contracts as of the Petition Date or (ii) such certificates of insurance may not be assigned by the Wind Down Entity without SKULD’s consent.

51. Oracle America, Inc. The limited objection to Confirmation filed by Oracle America, Inc. (“Oracle”) is resolved, provided that (i) the Debtors will amend the Schedule of Assumed Executory Contracts and Unexpired Leases in advance of the Effective Date to include descriptions of the Oracle contracts to be assumed (the “Oracle Agreements”) as such descriptions are agreed to between the parties, and (ii) in the event the Debtors seek to assign the Oracle Agreements, the Debtors agree to execute any additional documentation required by Oracle, including entering into an assignment agreement, if necessary.

52. Return of Utilities Deposits. On the Effective Date, all deposits in the escrow account established to provide utilities with adequate assurance of performance under Bankruptcy Code section 366 during the Chapter 11 Cases shall be promptly released and returned to the Debtors or the Wind Down Entity, as the case may be.

53. Preservation of Insurance. Nothing in the Plan or this Confirmation Order shall diminish or impair the enforceability of any insurance policy that may provide coverage for claims against the Debtors, the Wind Down Entity, the Non-Debtor Subsidiaries, their current and former directors and officers, or any other Person.

54. Compliance with Tax Requirements. Each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations, and, if any party issuing any instrument or making any distribution under the Plan fails to withhold with respect to any such holder’s distribution and is later held liable for the amount of such withholding, the holder shall reimburse such party. The Wind Down Entity Representative or other distribution agent, as applicable, may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or W-9, as applicable to each holder. If the holder fails to comply with such a request within 180 days, such distribution shall be deemed an unclaimed distribution and treated in accordance with Articles VI.B.4 and VI.B.6 of the Plan. Except as otherwise provided in the Plan or this Confirmation Order, the aggregate consideration paid to holders of Allowed Claims shall be treated as first satisfying an amount equal to the principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid interest, as applicable.

55. Exemption from Transfer Taxes. Pursuant to, and to the fullest extent permitted by, Bankruptcy Code section 1146(a), all transfers of property pursuant to the Plan, including (i) the transfer of the Post-Effective Date Assets to the Wind Down Entity, (ii) the issuance, transfer, or exchange under the Plan of Wind Down Entity Interests and the security interests in favor of the Wind Down Entity, (iii) the making or assignment of any lease or sublease, or (iv) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

56. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan and this Confirmation Order.

57. Continued Effect of Stays and Injunction. Except as otherwise set forth in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

58. Record Date. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, there shall not be a Record Date for distributions to holders of Equity Interests.

59. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.

60. Post-Confirmation Modifications. Subject to the limitation set forth in Article IX.E of the Plan, and subject to the terms of the Restructuring Support Agreement, after entry of this Confirmation Order, the Debtors or the Wind Down Entity, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with Bankruptcy Code section 1127(b), provided, however, that such action does not materially and adversely affect the benefits and rights of the First Lien Agent thereunder without the express prior written consent of the First Lien Agent. Notwithstanding the foregoing, the Debtors (with the reasonable consent of the Requisite Consenting Lenders) or the Wind Down Entity, as the case may be, are authorized to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or this Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan; provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Restructuring Support Agreement, the Debtors and the Wind Down Entity expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan.

61. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

62. Waiver of Filings. Any requirement under Bankruptcy Code section 521 or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

63. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

64. Section 1145 Exemption. The offering, issuance, and distribution of the Wind Down Entity Interests, to the extent such interests constitute or may be deemed to constitute securities under applicable U.S. securities law, shall be exempt from the registration and prospectus delivery requirements of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities pursuant to Bankruptcy Code section 1145.

65. Notices of Confirmation and Effective Date. The Debtors or Wind Down Entity shall serve notice of entry of this Confirmation Order in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Equity Interests and the Core Notice Parties within ten Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Effective Date, the Wind Down Entity shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or consummation or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address. The above-referenced notices are adequate under the particular circumstances of the Chapter 11 Cases and no other or further notice is necessary.

66. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto. Upon entry of a final order reversing, modifying or vacating the Confirmation Order, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release, or discharge of any Claim or Equity Interest; (ii) prejudice in any manner the rights of the holder of any Claim or Equity Interest; (iii) prejudice in any manner any right, remedy, or claim of the Debtors or the Non-Debtor Subsidiaries; or (iv) be deemed an admission against interest by the Debtors or the Non-Debtor Subsidiaries.

67. Failure of Consummation. If the Effective Date does not occur, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release, or discharge of any Claims or Equity Interests; (ii) prejudice in any manner the rights of the holder of any Claim or Equity Interest; (iii) prejudice in any manner any right, remedy, or claim of the Debtors or the Non-Debtor Subsidiaries; or (iv) be deemed an admission against interest by the Debtors or the Non-Debtor Subsidiaries.

68. Termination of the Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate in accordance with section 11 thereof.

69. Cash Collateral Order. The Cash Collateral Order shall remain in full force and effect in accordance with its terms pending the occurrence of the Effective Date. On the Effective Date, the Debtors shall pay all amounts due, including postpetition interest (calculated at the non-default rate), computed in accordance with the terms of the First Lien Credit Agreement, that has accrued and remains unpaid as of the Effective Date, pursuant to paragraphs 13(a) and 16 of the Cash Collateral Order.

70. First Lien Claim Objection and Standing Motion. For the reasons set forth in the Opinion, the First Lien Claim Objection is overruled and the Standing Motion is denied.

71. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127.

72. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in any document, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan, unless otherwise specified.

73. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

74. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

75. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

76. Effect of Conflict. Unless otherwise specified, this Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

77. Order Effective Immediately. Notwithstanding Bankruptcy Rules 3020(e) or 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Confirmation Order shall be effective and enforceable immediately upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Confirmation Order and upon, or concurrently with, satisfaction of the conditions set forth in the Plan.

78. Final Order. This Confirmation Order is a Final Order and the period within which an appeal must be filed shall commence upon the date of entry hereof.

79. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article VII of the Plan and Bankruptcy Code section 1142. Notwithstanding anything in this Confirmation Order or the Plan, including subpart v of Article VII thereof, the Court shall not have exclusive jurisdiction with respect to resolution of disputes related to or the pursuit or exercise of any applicable nonbankruptcy legal, equitable and/or contractual rights of holders of General Unsecured Claims.

Wilmington, Delaware

Dated: November 15, 2016

/s/ Kevin J. Carey
THE HONORABLE KEVIN J. CAREY
UNITED STATES BANKRUPTCY JUDGE

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